January 6, 2011

Ms. Caroline Krumel

Dear Caroline:

On behalf of PDL BioPharma, Inc. (‘PDL’ or ‘we’), I am pleased to extend to you an employment offer for the position of Vice President of Finance and Principal Accounting Officer reporting to PDL’s Chief Financial Officer (the ‘CFO’).  Your employment with PDL will begin on January 17, 2011 (the ‘Employment Date’).

You agree that you will devote your full business time and efforts to PDL.  You agree that you will not engage in any other business or serve in any position with or as a consultant or adviser to any other corporation or entity (including as a member of such corporation’s or entity’s board of directors or other governing or advising body), without the prior written consent of the Board.  Notwithstanding the foregoing, but only for so long as such activities in the aggregate do not materially interfere with your duties hereunder or create a business or fiduciary conflict, you will not be prohibited from (i) participating in charitable, civic, educational, professional, community or industry affairs (including membership on boards of directors), (ii) managing your passive personal investments, and (iii) continuing your service in the positions that you held as of the date of this Offer Letter, which positions you have disclosed to the Board, provided that any such service obligation is not materially increased beyond what you have disclosed to us.

Your base salary (as in effect from time to time, ‘Base Salary’) will be $230,000 annually, less applicable taxes and withholdings, and will be payable in accordance PDL’s payroll procedures.  Your annual target bonus will be set at thirty percent (30%) of your annual Base Salary.  Your bonus will be based on your contribution to PDL’s achievement of its goals and objectives and your individual performance during this period as determined by the CFO and the Compensation Committee of the Board.  The Compensation Committee of the Board is in the process of developing a long-term incentive plan after expiration of the former plan in December 2010 and, when finalized, you will be eligible to participate in that plan when it is adopted.

If you are terminated without Cause or resign for Good Reason you will receive, a lump sum cash payment equal to fifty percent (50%) of the sum of your annual base salary and target bonus provided that such payment shall be contingent upon your signing a release of all claims against PDL.

For purposes of this Offer Letter, ‘Cause’ means the occurrence of any of the following: (i) your intentional theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any PDL documents or records; (ii) your material failure to abide by the PDL’s code of conduct or other written policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) your material and intentional unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of PDL (including, without limitation, your improper use or disclosure of PDL confidential or proprietary information); (iv) any willful act by you that has a material detrimental effect on PDL’s reputation or business; (v) your repeated failure or inability to perform any reasonable assigned duties after written notice from the CFO of, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by you of any employment, service, non-disclosure, non-competition, non-solicitation or other similar agreement between you and PDL, which breach is not cured pursuant to the terms of such agreement or within twenty (20) days of receiving written notice of such breach; (vii) your conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs your ability to perform your duties with PDL.  For purposes of the foregoing, no act or omission will be deemed ‘willful’ unless done, or omitted to be done, by you without a reasonable good faith belief that you were acting in the best interest of PDL.

Ms. Caroline Krumel
January 6, 2011

For purposes of this Offer Letter, ‘Good Reason’ means the occurrence of any of the following conditions without your informed written consent: (i) a material diminution in your authority, duties or responsibilities, causing your position to be of materially lesser rank or responsibility within PDL; (ii) a requirement that you report to a less senior corporate officer than the CFO; (iii) a material reduction in your Base Salary or bonus, unless reductions comparable in amount and duration are concurrently made for all other PDL officers; or (iv) any action or inaction by a PDL that constitutes, with respect to the you, a material breach of this Offer Letter.

PDL has a welfare benefits package, including a comprehensive medical policy and dental plan, as well as life insurance coverage, in which you will be eligible to participate in accordance with PDL guidelines.  In addition, you will receive four weeks of paid vacation in addition to PDL’s holiday schedule.

PDL will provide assistance to you to rent housing in Nevada proximate to PDL’s offices.  PDL will pay you a housing allowance of $3,000 per month for the duration of your employment by PDL.  In addition, to defray your moving expenses, PDL will reimburse you for such expenses up to $10,000.

Your employment with PDL will not be for a set term, and you will be an at-will employee.  As a PDL employee, you will be free to resign at any time, just as we will be free to terminate your employment at any time, with or without Cause.  There will be no express or implied agreements to the contrary.  By signing this Offer Letter, you agree to waive any right to participate in any other severance plan maintained by PDL from time to time.

PDL intends that payments and benefits provided to you pursuant to this Offer Letter be exempt from or comply with all applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended.  Any ambiguities in this Offer Letter shall be construed in a manner consistent with such intent.

Ms. Caroline Krumel
January 6, 2011

For purposes of federal immigration law, you will be required to provide PDL documentary evidence of your identity and eligibility for employment in the United States.

The terms of this offer are subject to satisfactory completion of a background inquiry and approval by PDL’s Board of Directors. To indicate your acceptance of our offer, please sign and date this Offer Letter in the space provided below and return it, along with a signed copy of the enclosed Proprietary Information and Invention Assignment Agreement, to Christine Larson.  By executing this Offer Letter, you hereby represent that your execution hereof and performance of your obligations hereunder do not and will not contravene or otherwise conflict with any other agreement to which you are a party or any other legal obligation applicable to you.  This Offer Letter, along with the Proprietary Information and Invention Assignment Agreement, supersedes any prior representations or agreements, whether written or oral, with respect to our offer of employment to you.  This Offer Letter may not be modified or amended except by a written agreement, signed by PDL and you.

We are very excited at the prospect of your joining PDL.

Sincerely,

PDL BioPharma, Inc.	Accepted by:

/s/ Christine R. Larson	/s/ Caroline Krumel

Christine R. Larson	Caroline Krumel
Vice President & CFO
PDL BioPharma, Inc.
January 7, 2011 Date